Exhibit 3.3

                          ARTICLES OFAMENDMENT TO
                         ARTICLES OF INCORPORATION
                                    OF
                             SYNDEOS GROUP, INC.

1. The following provision of the Articles of Incorporation of Syndeos Group, Inc,, a Florida corporation (the "Company") filed in Tallahassee on July 10, 1997 as document number P0000050283, and pursuant to Sections 607.0704, 607.0725, 607.0726, 607.1001 and 607.1003 of the Florida Business Corporation Act, be and hereby is amended to read as follows:

                                ARTICLE IV

The Company is authorized to issue 300,000,000 shares of Common Stock having a par value of $.001 each. Additionally, the Company is authorized to issue 50,000,000 shares of Preferred Stock, having a par value of $.001 each. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of any additional series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking funds provisions (if any), conversion rights (if any), and voting rights.

Series A

The 25,000,000 shares of Series A Convertible Preferred Stock carry the following preferences:

Voting Rights. Each share of Preferred Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward the election of directors or such other action as the class of common stock shall be entitled. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of the Series A Preferred Stock and the common stock, holding in the aggregate more than fifty percent (50%) of the total voting rights can elect all of the directors of Syndeos Group.

Antidilution. In the event that we shall at any time the outstanding stock of the Company is increased the percentage ownership of Series A Preferred Stock holders shall remain the same. The Company shall issue additional Series A Preferred Stock to each stockholder sufficient to maintain their ownership percentage.

Reverse. In the event that we shall at any time reverse split the outstanding stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Series A Preferred Stock, which shall always be on a one share for one share basis.

Conversion Rights. Each share of Series A Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after January 1, 2003.

      The foregoing amendment were adopted by a majority vote of the Company's Shareholders and Directors on the 15th day January, 2002, in accordance with the provisions of the Florida Business Corporation Act. The number of votes cast was sufficient for approval.

Series B

The 15,000,000 shares of Series B Convertible Preferred Stock carry the following preferences:

Voting Rights. Each share of Preferred Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward the election of directors or such other action, as the class of common stock shall be entitled. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of the Series A Preferred Stock and the common stock, holding in the aggregate more than fifty percent (50%) of the total voting rights can elect all of the directors of Syndeos Group.

Reverse. In the event that we shall at any time reverse split the outstanding stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Series B Convertible Preferred Stock, which shall always be on a one share for one share basis.

Conversion Rights. Each share of Series B Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after January 1, 2003.

      The foregoing amendment were adopted by a majority vote of the Company's Shareholders and Directors on the 15th day January, 2002, in accordance with the provisions of the Florida Business Corporation Act, The number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, the undersigned President of the Company has executed these Articles of Amendment on the 17th day of January, 2002.

SYNDEOS GROUP,

/s/ Joseph Sineno, Jr.
-----------------------------
Joseph Sineno, Jr., President